Exhibit 99.1

For Immediate Release

NEXMED REPORTS 2006 YEAR END FINANCIAL RESULTS

East Windsor, NJ, March 27, 2007 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative transdermal products based on its proprietary NexACT® drug delivery technology, today announced 2006 financial results.

For the year ended December 31, 2006, the Company recorded revenue of $1,866,927, compared to revenue of $2,399,161 in 2005. The decrease in revenue in 2006 was primarily attributable to the method used to recognize revenue from the $4 million up-front payment received in 2005 from Novartis International Pharmaceutical Ltd. ("Novartis") under the licensing agreement for NM100060, NexMed’s nail lacquer treatment for onychomycosis. The Company is recognizing the initial up-front and preclinical reimbursement revenue from this agreement based on the cost-to-cost method over the 32-month period estimated to complete the remaining preclinical studies for NM100060. Accordingly, the Company recognized significantly more revenue in 2005 as the preclinical studies were initiated because the costs to initiate the preclinical studies in 2005 were significantly higher than the study maintenance costs incurred during 2006.

For the year ended December 31, 2006, the net loss applicable to common stock was $8,108,414, or $0.12 per basic and diluted share, compared to a net loss of $16,550,479, or $0.32 per basic and diluted share in 2005. The decrease in net loss applicable to common stock in 2006 was primarily attributable to the Company’s restructuring program initially implemented in December 2005, whereby NexMed significantly reduced research and development project expenditures and staff as well as reduced overhead by consolidating facilities in 2006.

The Company’s Form 10K for the year ended December 31, 2006 contains a going concern qualification from its independent auditors. As of December 31, 2006, the Company had approximately $12.1 million in cash and short term investments and is operating at a monthly burn rate of approximately $450,000.

Conference Call
NexMed’s 2006 year end conference call is scheduled for Wednesday, March 28, 2007 at 10:00 a.m. EST. At that time, management will review, among other things, 2006 annual financial results and developments with respect to the Phase 3 trials of its anti-fungal product partnered with Novartis, as well as the status of its other compounds in the pipeline. The Company filed its 10-K for the year ended December 31, 2006 on March 26, 2007. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415. Replay pass codes 286 and 236185 are both required for playback. The conference call will also be Webcast live at URL http://www.vcall.com/IC/CEPage.asp?ID=115252. The Webcast replay will be available for three months.

About NexMed
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address significant unmet medical needs. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT® into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity. For further information about the Company, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to maintain reduced expenditures, enter into partnering agreements, pursue growth opportunities, and/or other factors, some of which are outside the control of the Company.

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Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com